China Fire & Security Group, Inc. Announces Fourth Quarter and 2006 Results

Fourth Quarter Highlights:
•	Revenue increased 50% to $8.9 million
•	Income from Operations increased 19% to $1.1 million

Full Year Highlights
•	Revenue was $32.5 million, a 53% increase versus 2005
•	Proforma Net Income increased 26% to $9.2 million

BEIJING, March 29, 2007 -- China Fire & Security Group, Inc. (OTC Bulletin Board: CFSG - News) “China Fire”, a leading industrial fire protection products and solutions provider in China, today announced their financial results for the fourth quarter and year ending December 31, 2006.

For the fourth quarter of 2006, revenue increased 50.5 percent to $8.9 million compared to $5.9 million for the same period in 2005. This increase was a result of improving sales execution and further penetration of the Company’s customer base in the iron and steel industries. Cost of revenues totaled $4.8 million, an increase of 75.2 percent from $2.7 million last year. Gross profit was $4.1 million for the fourth quarter 2006 and $3.2 million for the fourth quarter of 2005, an increase of 29.1 percent. Gross margins for the fourth quarter of 2006 and 2005 were 46.1 percent and 53.7 percent respectively. Gross margins for the fourth quarter 2006 were impacted by the sales mix as the Company sold a higher percentage of third party products which carry a lower overall margin as compared to the fourth quarter last year.

Operating expenses increased 33.6 percent to $3.0 million for the fourth quarter compared to $2.2 million last year. The increase resulted from additional headcount necessary to support sales and marketing efforts. Income from operations was $1.1 million, representing a 18.6 percent increase from the same period last year. Operating margins for the period were 12.7 percent compared to 16.1 percent in the fourth quarter of 2005 primarily resulting from overall lower gross margins. During the fourth quarter of 2006 the Company incurred $1.6 million non cash charge which impacted reported GAAP net income. The charge is for the change in fair value of derivatives related to the warrants associated with the October 2006 private placement. Primarily as a result of the charge, the Company reported a GAAP net loss of $0.4 million for the fourth quarter of 2006 as compared to a profit of $1.1 during the same period in 2005. Excluding non-cash charges proforma net income was $1.3 million for the fourth quarter 2006 or $0.05 per weighted average fully diluted share.

“Our fourth quarter results represent a continuation of the positive momentum we have established in the fire protection market in China over the last several years,” commented Mr. Brian Lin, CEO of China Fire. “We continue to gain additional market share through new and existing customers in the iron, steel, power plant and petrochemical markets while focusing on new industries to sell our products and solutions. The market for fire protection is still in its infancy in China and we are well positioned for future growth given our proprietary technology, broad product suite and complete end to end solutions, all supported by government safety initiatives”

Revenue for 2006 increased 53.2 percent to $32.5 million compared to $21.2 million in 2005. Cost of revenues were $16.2 million, an increase of 87.8 percent compared to $8.6 million a year ago. Gross profit for 2006 increased 29.5 percent to $16.2 million as compared to $12.5 million in 2005. This resulted in gross margins of 50.0 percent and 59.2 percent respectively with the year over year decrease a result of the aforementioned increased contribution as a percentage of revenue from third party products. Operating expenses increased 50.1 percent to $8.3 million compared to $5.5 million in the previous year. In addition to increases in headcount to support revenue growth the Company incurred $0.6 million expenses for non-cash charges related to management’s stock option plan. Management expects the balance of $0.2 million to be recognized over the next six quarters. Income from operations was $8.0 million for 2006, an increase of 13.3 percent compared to the $7.0 million in 2005 with operating margins of 24.6 percent and 33.2 percent respectively.

Net income on a GAAP basis was $7.0 million representing a slight decrease as compared to $7.3 million in 2005 as a result of the $2.2 million increase in total non cash expenses, including $1.6 million non cash charge in fair value of derivatives related to the warrants associated with the October 2006 private placement. Proforma net income excluding non-cash charges was $9.2 million which increased 26.3 percent versus the comparable period last year with non GAAP weighted average per fully diluted share of $0.38. GAAP earnings per weighted average diluted share were $0.29 for 2006 as compared to $0.30 last year.

Summary of Non-Cash Expenses:
(all numbers in USD thousands, except per-share amounts)

	3Q06	Q06	2006

Change in Fair Value of Derivatives		$1.6	$1.6
Management Stock Option Plan	$0.6	$0.1	$0.6
Total Non-Cash Expenses	$0.6	$1.7	$2.2

“We incurred several non-cash charges and one time expenses which impacted reported GAAP results for both our fourth quarter and full year,” Mr. Lin continued. “Our business remains strong, as evidenced by the 26.3 percent increase in our full year proforma net income. Based on our current visibility, opportunity to win new business and expand our product offering we remain committed to achieving our “make good” target for 2007 of $13.0 million in net income, representing $0.46 in fully diluted earnings per share on a cash basis.”

The Company ended the year with a strong financial position. Cash totaled $9.4 million on December 31, 2006 compared to $2.4 million during the same period last year. Cash increased as a result of the October 2006 private placement raising $7.1 million in net proceeds and positive cash flow from operations. Current assets increased 102.1 percent to $43.7 million versus last year with the Company reporting working capital of $23.0 million on December 31, 2006. Total assets at year end were $48.3 million, representing an 87 percent increase year over year. The Company has no long term debt with shareholder’s equity of $25.0 million.

Teleconference Information:

Management will host a conference call to discuss these results at 4:30 p.m. EDT on Thursday, March 29th. Interested participants should call 800-690-3108 when calling within the United States or 973-935-8753 when calling internationally. There will be a playback available until 11:59 p.m. eastern time April 5, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8584439 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00003CCA or at ViaVid's website at http://www.viavid.net. The webcast can be accessed through April 29, 2007.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited (''Sureland'') and Sureland Industrial Fire Equipment (Beijing) Limited (''Sureland Equipment''), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

Investors:
Matt Hayden,
HC International
Tel: +1-858-704-5065

Chine Fire & Security Group, Inc.:
Brian Lin, CEO
Tel: +86-10-8589-7509

Comparison of the Year and three months Ended on December 31, 2006 and 2005:

	Three Months ended		Year Ended
	2006	2005
	(unaudited)	(unaudited)	2006	2005
Revenues	8,909,581	5,921,655	32,455,036	21,178,476
Cost of Revenues	4,806,130	2,743,134	16,226,307	8,642,234
Gross Profit	4,103,451	3,178,521	16,228,729	12,536,242
	-	-
SGA Expenses	2,972,147	2,224,763	8,250,285	5,495,578

Income From Operations	1,131,304	953,758	7,978,444	7,040,664
	-	-
Other Income (Expenses)	102,576	387,821	643,978	577,673
Change in Fair Value of Derivative Instruments	(1,570,575)	-	(1,570,575)
Total Other Income (Expenses)	(1,467,999)	387,821	(926,597)	577,673
	-	-
Income Before Taxes and Minority Interest	(336,695)	1,341,579	7,051,847	7,618,337
Provision For Income Taxes	43,025	101,354	82,206	202,920
	-	-
Net Income Before Minority Interest	(379,720)	1,240,225	6,969,641	7,415,417
Minority Interest		31,621		143,283
Net Income	(379,720)	1,208,604	6,969,641	7,272,134
Foreign Exchange adjustment	250,987	2,154	581,932	483,590
Comprehensive income	(128,733)	1,210,758	7,551,573	7,755,724

Weighted Average Number of Shares - basic	25,360,783	24,000,000	24,340,196	24,000,000
Weighted Average Number of Shares - diluted	26,054,817	24,000,000	24,539,414	24,000,000

Earnings Per Share - Basic	(0.01)	0.05	0.29	0.30
Earnings Per Share - Diluted	(0.01)	0.05	0.28	0.30

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
CURRENT ASSETS:

Cash	$9,426,091	$2,357,399

Restricted cash	1,622,833	1,535,088

Accounts receivable, net of allowance for doubtful accounts of
$1,252,947 and $529,300 as of December 31, 2006 and 2005	13,262,040	7,687,260

Accounts receivable - related party	333,056	-

Notes receivable	903,425	1,246,200

Other receivables	785,111	726,484

Other receivables - related party	90,008	-

Inventories	4,190,830	2,410,020

Costs and estimated earnings in excess of billings	9,020,122	5,638,578

Employee advances	1,648,560	1,325,035

Prepayments and deferred expenses	2,396,571	1,704,219

Total current assets	43,678,647	24,630,283

PLANT AND EQUIPMENT, net	3,529,808	3,615,374

OTHER ASSETS:

Deferred expenses - non current	40,830	59,238

Investment in Tianjin Fire Safety Equipment Co. Ltd.	501,288	-

Intangible assets - land use right, net of accumulated amortization	558,255	539,468

Total other assets	1,100,373	598,706

Total assets	$48,308,828	$28,844,363

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$5,796,979	$3,950,144

Accounts payable - related party	320,754	-

Customer deposits	2,713,451	1,707,220

Billings in excess of costs and estimated earnings	8,867,624	3,012,526

Other payables	388,434	260,874

Other payables - related party	50,523	-

Investment payable	-	10,087,527

Accrued liabilities	1,891,628	365,131

Dividend payable	-	8,779,200

Taxes payable	619,949	604,011

Total current liabilities	20,649,342	28,766,633

DERIVATIVE INSTRUMENT LIABILITIES	2,680,811	-

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTEREST	-	77,730

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
26,461,678 and 24,000,000 shares issued and outstanding	26,462	24,000

Additional paid-in-capital	13,393,171	6,056,058

Statutory reserves	3,728,127	3,458,325

Retained earnings	6,765,393	65,554

Owner contribution receivable	-	(10,087,527)

Accumulated other comprehensive income	1,065,522	483,590

Total shareholders' equity	24,978,675	-

Total liabilities and shareholders' equity	$48,308,828	$28,844,363